Exhibit 3.1

CERTIFICATE OF FORMATION

OF

NPC ACQUISITION HOLDINGS, LLC

1.           The name of the limited liability company is NPC Acquisition Holdings, LLC

2.           The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801 County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of NPC Acquisition Holdings, LLC as January 25, 2006.

             /s/ Douglas Madden
Douglas Madden, Authorized Person

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF FORMATION
OF
NPC ACQUISITION HOLDINGS, LLC

The undersigned, NPC Acquisition Holdings, LLC, a Delaware limited liability company (the "Company"), for the purpose of amending the Certificate of Formation of the Company, in accordance with the Delaware Limited Liability Company Act, does hereby make and execute this Certificate of Amendment of Certificate of Formation and does hereby certify that:

The following resolution proposed by the Board of Managers and adopted by the member of the Company sets forth the amendment adopted:

RESOLVED, that the Certificate of Formation of the Company be amended by deleting all of the present Article I and inserting in lieu thereof the following Article I:

1.           The name of the limited liability company is NPC Restaurant Holdings, LLC.

Such amendment has been duly adopted in accordance with the provisions of Section 18-202 of the Delaware Limited Liability Company Act, as amended.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed on behalf of the Company by its Executive Vice President on September 12, 2012, and he does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Company and that the facts stated herein are true.

NPC ACQUISITION HOLDINGS, LLC

By:	/s/ Troy D. Cook
Troy D. Cook
Executive Vice President